SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C.  20549

                           FORM 8-A/A

        FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
            PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                 SECURITIES EXCHANGE ACT OF 1934

                      INTERGRAPH CORPORATION
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      (Exact Name of Registrant as Specified in Its Charter)

Delaware                                                 63-0573222
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(State of incorporation or organization)           (I.R.S. Employer
                                                Identification No.)

Intergraph Corporation, One Madison Industrial Park
IW 2000, Huntsville, Alabama                            35894-0001
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(Address  of Principal Executive Offices)                (Zip Code)

If this form relates to the        If this form relates to the
registration of a class of         registration of a class of
securities pursuant to Section     securities pursuant to Section
12(b) of the Exchange Act and is   12(g) of the Exchange Act and
effective pursuant to General      is effective pursuant to
Instruction A.(c), please check    General Instruction A.(d),
the following box.                 please check the following box. X

Securities Act registration statement file number to which this form relates: ___________________
                                                    (If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

    Title of Each Class to be         Name of Each Exchange on Which
           Registered                 Each Class is to be Registered
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Common Stock, par value $.10 per share         NASDAQ Stock Market
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Common Stock Purchase Rights                   NASDAQ Stock Market
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 Securities to be registered pursuant to Section 12(g) of the Act:
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                         (Title of class)


     Intergraph  Corporation  is  amending  and  restating   its
Registration Statement on Form 8-A relating to its common stock, par value $.10 per share, and its common stock purchase rights in order to describe the securities in "plain English."

Item   1.    Description  of  Registrant's  Securities   to   be
Registered.

Overview

      The following summary descriptions of our certificate of incorporation, bylaws, common stock, preferred stock and stock purchase rights are not complete. These summaries are qualified by reference to the complete text of our certificate of incorporation, bylaws and rights agreement and the applicable provisions of the Delaware General Corporation Law.

     Our authorized capital stock consists of 100,000,000 shares of common stock, par value $.10 per share. As of June 30, 2002, there were 57,361,362 shares of our common stock issued and 46,734,105 shares outstanding.

Common Stock

  Voting Rights

     Each holder of our common stock is entitled to one vote per share in the election of directors and on all other matters submitted to a vote of stockholders. Our common stock does not have cumulative voting rights.

  Dividends

     Each share of our common stock has an equal and ratable right to receive dividends as declared by the board of directors out of legally available funds.

  Liquidation and Dissolution

     Subject to the rights and preferences of the preferred stock, if any, each share of our common stock is entitled to share equally and ratably in all assets available for distribution to stockholders in the event of our liquidation, dissolution or winding up of operations.

  Other Rights

     Holders of our common stock have no right to:

     + subscribe for any of our securities or maintain their proportionate ownership interest;

     +     covert the stock into any other security; or

     +     require us to redeem the stock.

Holders of our common stock are not required to make additional capital contributions. All of our outstanding shares of common stock are fully paid and nonassessable.

Stock Purchase Rights

  Overview

      We entered into a Rights Agreement dated August 25, 1993 which has been amended and restated pursuant to an Amended and Restated Rights Agreement dated March 5, 2002 (collectively, the "Rights Agreement"). Pursuant to the Rights Agreement, each share of our common stock outstanding as of, and issued after, September 7, 1993 is accompanied by a stock purchase right which entitles the holder to purchase from us one share of our common stock at an initial exercise price of $65 per share, subject to adjustment.

  Exercisability and Transferability of Rights

     Currently, the stock purchase rights are not exercisable or transferable apart from our common stock. The stock purchase rights will become exercisable and transferable upon the earlier to occur of:

     + the close of business on the tenth business day (or such later day as our board of directors may determine) following the first public announcement that a person or group of affiliated or associated persons has acquired or obtained the right to acquire beneficial ownership of 15% (or 10% in the case of an "Adverse Person," as determined by our board of directors) or more of the then outstanding shares of our common stock; and

     + the close of business on the tenth business day (or such later day as our board of directors may determine) following the commencement of a tender offer or exchange offer that could result in a person or group becoming the beneficial owner of 15% or more of the then outstanding shares of our common stock.

  Flip-In Rights

     Upon (i) the acquisition of 15% (or 10% in the case of an "Adverse Person," as determined by our board of directors) of our common stock by a person or group of persons, any stock purchase rights held by such person or group of persons will become null and void. Each other holder of a stock purchase right will have the right to receive, upon exercise, the number of shares of our common stock having a market value immediately prior to the acquisition equal to two times the then current exercise price of the stock purchase right.

  Flip-Over Rights

     Once the stock purchase rights become exercisable, if we are acquired in a merger or other business combination or if we sell or transfer more than 50% of our assets or earning power, each holder of a stock purchase right will have the right to receive, upon exercise, the number of shares of the common stock of the surviving entity or acquiring party whose value is equal to two times the then current exercise price of the stock purchase rights. This right may be exercised independent of the right exercisable upon the acquisition of 15% of our common stock by a person or group of persons as described above.

  Redemption of Rights

     Our board of directors may vote to redeem the outstanding stock purchase rights, in whole or in part, at a redemption price of $.001 per right, at any time prior to:

     + the close of business on the tenth day after the public announcement that a person or group of affiliated or associated persons has acquired or obtained the right to acquire beneficial ownership of 15% (or 10% in the case of an "Adverse Person," as determined by our board of directors) or more of the then outstanding shares of our common stock; and

     +    the close of business on March 5, 2012.

  Exchange of Rights

     At any time after the later of (i) the acquisition of 15% (or 10% in the case of an "Adverse Person," as determined by our board of directors) or more of our common stock by a person or group of persons as described above, and (ii) any flip-in or flip-over event, our board of directors may exchange the stock purchase rights, in whole or in part, at an exchange ratio of one share of common stock per stock purchase right. However, our board of directors may not effect an exchange if any person or group of persons acquires beneficial ownership of 50% or more of our shares of common stock then outstanding.

  Amendment of Rights Agreement

     At any time prior to the stock purchase rights becoming exercisable, we or our board of directors may amend any provisions of the Rights Agreement granting the stock purchase rights without the approval of the holders of our common stock. At any time after the stock purchase rights become exercisable, we or our board of directors may amend the Rights Agreement in any manner consistent with and for the purpose of fulfilling the objectives of the board of directors in originally adopting the Rights Agreement.

Stockholder Action

      Unless otherwise required pursuant to the Delaware General Corporation Law, so long as a quorum is present, stockholders may take action required or permitted by statute at an annual or special meeting by the affirmative vote of the holders of a majority of the shares present at that meeting. Our bylaws permit any action that may be taken at a stockholders' meeting to be taken without a meeting if a written consent is delivered to us, signed by the holders of outstanding stock having not less than the minimum number of votes necessary to authorize or take the action at a meeting at which all shares entitled to vote on the action were present and voted.

Special Meetings of Stockholders

       Our bylaws provide that a special meeting of our stockholders may be called only by our chairman of the board or the board of directors. Only business which is brought before the meeting pursuant to the notice of special meeting shall be conducted at any special meeting. If, pursuant to the notice of special meeting, nominations of persons for election to our board of directors are to be made at the meeting, such nominations may be made:

     +    at the direction of our board of directors, or

     + by any stockholder who delivered notice of such nomination to our secretary (i) not more than 90 nor less than 60 days prior to the special meeting, or (ii) by the 10th day following the day on which the date of the special meeting and the nominations proposed by our board of directors are announced.

Annual Meetings of Stockholders: Advance Notice Requirements for Stockholder Proposals and Director Nominations

      Our bylaws require stockholders who want to bring business before an annual meeting of stockholders to provide timely written notice to our corporate secretary. A stockholder who desires to make nominations for directors at an annual meeting of stockholders called by the board of directors for the purpose of electing directors also must provide timely written notice to the secretary. In each case, to be timely, the notice must be:

     + delivered to our principal executive offices not less than 60 nor more than 90 days prior to the first anniversary of the date of the preceding year's annual meeting; or

     + if the date of the annual meeting is advanced more than 30 days or delayed more than 60 days from the date of the preceding year's annual meeting, delivered to our principal executive officers not earlier than the 90th day prior to the current year's annual meeting and not later than the 60th day prior to such annual meeting or the 10th day after public announcement of such meeting is first made.

Our bylaws also specify requirements as to the content of the notice of a stockholder proposal or nomination of a director.

       These   provisions  may  have  the  effect   of   keeping
stockholders from bringing matters before annual and special meetings of our stockholders.

Reservation of Powers

      In our certificate of incorporation, we reserve the right, to the extent permitted by statute, to amend, alter, change or repeal any provision of our certificate of incorporation, to merge, to sell our assets or to take any other action. Additionally, pursuant to our certificate of incorporation, our board of directors has the power to adopt, amend or repeal our bylaws. All rights of our stockholders are granted subject to these reservations of power. These provisions may have the effect of allowing the amendment of our certificate of incorporation or our bylaws, including provisions affecting the rights and obligations or our stockholders, without the approval of our stockholders.

Authorized But Unissued Shares

      The authorized but unissued shares of our common stock are available for future issuance by our board of directors without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Anti-Takeover Effects of Certain Provisions of Delaware Law

     Some Delaware law provisions may make it more difficult for someone to acquire us through a tender offer, proxy contest or otherwise.

      Section 203 of the Delaware General Corporation Law provides that, subject to certain stated exceptions, an "interested stockholder" is any person (other than the corporation and any direct or indirect majority-owned subsidiary) and the affiliates and associates of any person who
(i)  owns  15%  or more of the outstanding voting stock  of  the corporation, or (ii) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder. A corporation may not engage in a business combination with any interested stockholder for a period of three years following the time that such person became an interested stockholder unless:

     + prior to such time the board of directors of the corporation approved either the business combination or transaction which resulted in the stockholder becoming an interested stockholder;

     + upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder,the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and employee stock plans in which participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

     + at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

     The effect of these provisions may make a change in control of our business more difficult by delaying, deferring or preventing a tender offer or other takeover attempt that a stockholder might consider in its best interest. This includes attempts that might result in the payment of a premium to stockholders over the market price for their shares. These provisions also may promote the continuity of our management by making it more difficult for a person to remove or change the incumbent members of the board of directors.

Limitations on Liability and Indemnification of Officers and Directors

      Our certificate of incorporation provides that, to the fullest extent authorized by the Delaware General Corporation Law, each person who is or was a director, officer, employee or agent of our company and any person who is or was serving in such a capacity for another corporation at the request of our company shall be indemnified against any liability or expense incurred by reason of the fact that the person is or was a director, officer, employee or agent of our company, if the person acted in good faith and in, or not opposed to, our best interests, and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful. Our bylaws also contain indemnification provisions similar to and consistent with those described above. To this end, we have entered into an Indemnification Agreement dated June 3, 1997 with the members of our board of directors.

      Our certificate of incorporation further provides that directors of our company shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty, except for liability for:

     +     any breach of the duty of loyalty to us or our stockholders;

     + acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     +     under Section 174 of the Delaware General Corporation Law;or

     + any transaction from which the director derived an improper personal benefit.

      Under Section 145 of the Delaware General Corporation Law, a corporation may indemnify a director, officer, employee or agent of the corporation against liability actually and reasonably incurred if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation. In connection with a criminal proceeding, a corporation may indemnify any director, officer, employee or agent who had no reasonable cause to believe his or her conduct was unlawful. However, in actions brought by or in the right of a corporation, the Delaware
General Corporation Law allows indemnification of a person adjudged to be liable to the corporation if and only to the extent that a court determines upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

      We  maintain directors' and officers' liability  insurance
coverage   to   insure  our  directors  and   officers   against
liabilities that are not subject to indemnification under our certificate of incorporation.

Item 2.  Exhibits.


      Exhibit    Description of Exhibit
        No.

         1.      Certificate  of  Incorporation  of    Intergraph
                 Corporation, as amended (restated electronically for SEC filing purposes)

         2. Bylaws of Intergraph Corporation (Incorporated by reference to Exhibit 3.1 to Form 8-K dated
                 April 8, 2002)

         3.      Specimen Common Stock Certificate

         4. Amended and Restated Rights Agreement dated March 5, 2002 between Intergraph Corporation and Computershare Investor Services, LLC as Rights Agent (Incorporated by Reference to Exhibit 4 to Form 8-K dated March 8, 2002)

                           SIGNATURES

       Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.



                                   INTERGRAPH CORPORATION



October 28,2002
                                   By:/s/James F. Taylor, Jr.
                                   _________________________________
                                        James F. Taylor, Jr.
                                        Chief Executive Officer






                          EXHIBIT INDEX

        Exhibit   Description of Exhibit
          No.

           1. Certificate of Incorporation of Intergraph Corporation, as amended (restated electronically for SEC filing purposes)

           2. Bylaws of Intergraph Corporation (Incorporated by reference to Exhibit 3.1 to Form 8-K dated April 8, 2002)

           3.     Specimen Common Stock Certificate

           4. Amended and Restated Rights Agreement dated March 5, 2002 between Intergraph Corporation and Computershare Investor Services, LLC as Rights Agent (Incorporated by Reference to Exhibit 4 to Form 8-K dated March 8, 2002)